UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2012 (November 7, 2012)

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Changes to Director Compensation and Board Committees

On November 7, 2012, in connection with the adoption of a minimum stock ownership policy (discussed below), the board of directors (the “Board”) and the compensation committee of Inland Real Estate Corporation (the “Company”) authorized the Company to issue to each director shares of restricted stock with a value of $60,000 as compensation for service pursuant to the Company’s 2005 Equity Award Plan.  These share grants vest ratably over a three-year period.  The Board and compensation committee have also approved the following changes to the Company’s director compensation policy:

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an annual retainer of $45,000 per year for each director, representing a $10,000 increase from the prior annual retainer;

•

an annual grant to each director of shares of restricted stock with a value of $60,000 (value per share to be determined by the closing price of the Company’s common stock on the trading day prior to issuance) to be issued pursuant to the Company’s 2005 Equity Award Plan, subject to ratable vesting over a three-year period; and

•

annual fees of $15,000, $10,000 and $9,000 to any director serving as chairman of the audit committee, compensation committee and nominating and corporate governance committee, respectively, increased from $5,000, $3,000 and $3,000, respectively.

Finally, the Board appointed independent directors Thomas P. D’Arcy and Thomas H. McAuley to the Board’s compensation committee and appointed Mr. McAuley and independent director Joel G. Herter to the Board’s nominating and corporate governance committee.

Minimum Stock Ownership by Directors

In addition to the actions described above, the Board adopted a change to its Corporate Governance Guidelines establishing a policy on minimum stock ownership for non-employee directors (the “Policy”), which provides that each non-employee director of the Company must, within four years of the later of (i) the effective date of the Policy or (ii) becoming and continuing as a member of the Board, and thereafter for the duration of his/her membership on the Board, accumulate and hold at least an amount of shares of the Company’s common stock that is equal in value to and not less in value than $240,000.  For purposes of the Policy, unvested shares of restricted stock awarded as compensation for service as a director, ownership of interests that are exchangeable for shares of Company common stock, ownership of vested stock options (the value of such stock options and the number of shares that may be acquired on exercise thereof), ownership of shares by a non-employee director’s immediate family members and/or trusts, foundations or other entities wherein the non-employee director has the ability to control the voting and/or disposition of the shares will be deemed ownership by such non-employee director.  Compliance with the Policy will be tested no more frequently than annually on the date of, or not more than sixty (60) days prior to, the regularly scheduled meeting of the

Board held immediately following the Company’s annual meeting of shareholders and compliance will be reviewed by the Board in that Board meeting. For purposes of testing such compliance, the value of the Company’s common stock held by a non-employee director will be determined by using the greater of (i) the actual cost basis for such shares of the Company’s common stock that were purchased by a non-employee director; (ii) the tax basis for such shares of the Company’s common stock that were awarded to a non-employee director by the Company; or (iii) the average value of the Company’s common stock for the calendar year preceding the year in which such testing occurs determined by using the average of the closing prices of the Company’s common stock on the New York Stock Exchange on each trading day in the preceding calendar year.  A non-employee director who is prohibited by law or by a written policy of his or her employer from having an ownership interest in the Company’s securities will be exempt from the requirements of stock ownership set forth in the Policy.

Additionally, on November 7, 2012, the Company issued a press release announcing that it has completed the development and leasing of a new 12,000-square-foot multi-tenant building at Orchard Crossing, a shopping center located in Fort Wayne, Ind. The building brings four additional tenants to the center, which now totals more than 250,000 square feet. The new tenants include Noodles & Company, Verizon Wireless, Kay Jewelers and Sleep Number by Select Comfort.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in its entirety in this Item 8.01 disclosure by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:
	Exhibit No.	Description

	99.1	Press release of Inland Real Estate Corporation, dated November 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

Date:  November 13, 2012

exhibit index

Exhibit No.

Description

98.1

Press release of Inland Real Estate Corporation, dated November 7, 2012